Bay Banks of Virginia, Inc. Announces Fourth Quarter 2017 Dividend

RICHMOND, Va., Dec. 8, 2017 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), parent company of Virginia Commonwealth Bank and VCB Financial Group, announced its Board of Directors has declared a quarterly cash dividend to shareholders of $0.04 per common share, payable December 29, 2017, to shareholders of record December 22, 2017.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the holding company for Virginia Commonwealth Bank and VCB Financial Group. Founded in the 1930's, Virginia Commonwealth Bank is headquartered in Richmond, Virginia. With 18 banking offices located throughout the Richmond market area, the Northern Neck region, the Tri-Cities area of Petersburg, Hopewell and Colonial Heights, Middlesex County and Suffolk, the Bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking and mortgage banking. VCB Financial Group provides management services for personal and corporate trusts, wealth management services, estate planning, estate settlement, and trust administration.

Shares of Bay Banks of Virginia, Inc. are traded on the OTC Markets Group's OTCQB tier under the symbol "BAYK."

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 844-404-9668 or inquiries@baybanks.com.